EXHIBIT 10.4

                         EXECUTIVE EMPLOYMENT AGREEMENT


     This Executive Employment Agreement (this "Agreement") is made effective as of September 28, 2001 (the "Effective Date"), by and between American Energy Power Systems Inc., a Nevada corporation (the "Company") and Shirley Morgan ("Executive").

     The parties agree as follows:

     1. Employment. Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

     2. Duties.

          2.1 Position. Executive is employed as CEO, CFO, Treasurer and Secretary and shall have the duties and responsibilities assigned by Company's President both upon initial hire and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive's position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report to the President.

          2.2 Best Efforts/Full-time. Executive will expend Executive's best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive's full business time and efforts to the performance of Executive's assigned duties for Company, unless Executive notifies the President in advance of Executive's intent to engage in other paid work and receives the President's express written consent to do so.

          2.3 Work Location. Executive's principal place of work shall be located in Sacramento County, California, or such other location as the parties may agree upon from time to time.

     3. Term.

          3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date set forth above and continuing for a period of two (2) years following such date ("Initial Term"), unless sooner terminated in accordance with section 7 below.

          3.2 Renewal. On completion of the Initial Term specified in subsection
3.1 above, this Agreement will automatically renew for subsequent one-year terms unless either party provides ninety (90) days' advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent one-year term. In the event either party gives notice of non-renewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term.

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     4. Compensation.

          4.1 Base Salary. As compensation for Executive's performance of Executive's duties hereunder, Company shall pay to Executive an initial Base Salary of $120,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions. Notwithstanding the foregoing, Executive and Company hereby agree that for the period commencing on the Effective Date and ending on December 31, 2001 (the "Deferral Period"), Executive shall receive a monthly salary equal to 50% of Executive's Base Salary. Commencing on January 1, 2002, Company shall pay Executive his Base Salary and shall pay Executive a lump sum payment equal to the difference between the amount of salary received during the Deferral Period and Executive's Base Salary. In the event either party, for any reason, terminates Executive's employment under this Agreement, Executive will earn the Base Salary prorated to the date of termination.

          4.2 Incentive Compensation. Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by the Company's Board of Directors.

          4.3 Stock Options. Subject to the Board of Directors' approval, Executive will be granted an option to purchase [__________] shares of Company's Common Stock under the Company's 2001 Incentive Stock Option Plan And 2001 Nonstatutory Stock Option Plan (the "Plan") at an exercise price equal to the fair market value of that stock on the date of the grant (the "Option"). The Option will be subject to the terms and conditions of the Plan and the standard stock option agreement provided pursuant to the Plan, which Executive will be required to sign as a condition of receiving the Option.

          4.4 Performance and Salary Review. The Board of Directors will periodically review Executive's performance on no less than an annual basis during the Initial Term and annually thereafter. The Board of Directors will make adjustments to salary or other compensation, if any, in its sole and absolute discretion.

     5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company's benefit plan documents.

     6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive's duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company's policies.

     7. Termination of Executive's Employment. Nothing contained in this Agreement shall alter the "at will" nature of this Agreement.

          7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive's employment immediately at any time for Cause. For purposes of this Agreement, "Cause" is defined as: (a) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Executive with respect to Executive's obligations or otherwise relating to the business of Company; (b) Executive's material breach of this Agreement or Company's Employee Innovations and Proprietary Rights Agreement; (c) Executive's conviction or

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entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) Executive's willful neglect of duties as determined in the sole and exclusive discretion of the Board of Directors; (e) Executive's failure to perform the essential functions of Executive's position, with or without reasonable accommodation, due to a mental or physical disability; or (f) Executive's death. In the event Executive's employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination and any benefits and expense reimbursements to which Executive is entitled by virtue of his prior employment with Company ("Standard Entitlements"). All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Payment described in subsection 7.2 below.

          7.2 Termination Without Cause by Company/Severance. Company may terminate Executive's employment under this Agreement without Cause at any time on thirty (30) days' advance written notice to Executive. In the event of such termination, the non-competition provision set forth as Section 1.4 of that certain Stock Purchase Agreement, of even date herewith, by and among Executive, American Energy Power Systems Inc., and Company (the "No-Compete Provision") shall, with respect to Executive, immediately become null and void, and Executive will receive the Standard Entitlements and a "Severance Package" that includes: (1) a severance payment equivalent to one year of Executive's Base Salary then in effect on the date of termination, payable in accordance with Company's regular payroll cycle; and (2) continued group health coverage at the Company's expense, for one year following the termination provided that
Executive: (a) complies with all surviving provisions of this Agreement as specified in subsection 12.8 below; and (b) executes a full general release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive's employment or termination of employment with Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.

          7.3 Voluntary Resignation by Executive for Good Reason/Severance. Executive may voluntarily resign Executive's position with Company for Good Reason, at any time, on thirty (30) days' advance written notice. In the event of Executive's resignation for Good Reason, the No-Compete Provision shall immediately become null and void, and Executive will be entitled to receive the Standard Entitlements and the Severance Package described in subsection 7.2. above, provided Executive complies with all of the conditions in subsection 7.2. above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will be deemed to have resigned for Good Reason in the following circumstances: (a) Company's material breach of this Agreement; (b) Executive's Base Salary is reduced by more than 25% below Executive's salary in effect at any time during the preceding twelve months, unless the reduction is made as part of, and is generally consistent with, a general reduction of senior executive salaries; (c) Executive's position and/or duties are modified so that Executive's duties are no longer consistent with the position of a senior executive or Executive no longer reports to the Board of Directors; or (d) Company relocates Executive's principal place of work to a location more than sixty (60) miles from the location specified in subsection 2.3, without Executive's prior written approval.

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          7.4 Voluntary Resignation by Executive Without Good Reason. Executive
may voluntarily resign Executive's position with Company without Good Reason, at any time on thirty (30) days' advance written notice. In the event of Executive's resignation without Good Reason, Executive will be entitled to receive only the Standard Entitlements and no other amount for the remaining months of the subsequent one-year term, if any. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Package described in subsection 7.2. above.

          7.5 Termination Upon A Change In Control.

               (a) Severance Payment. If within twelve (12) months after a Change in Control (as that term is defined below) Executive's employment is terminated by Company other than for Cause (as defined in subsection 7.1 above) or by Executive for Good Reason (as defined in subsection 7.2 above), Executive shall be entitled to receive the Severance Package described in subsection 7.2 above and the remaining unvested portion of the Option provided for in subsection 4.3 above shall immediately vest and become fully exercisable by Executive, provided Executive complies with all the conditions described in subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished.

               (b) 280G. If, due to the benefits provided under subsection 7.5(a) above, Executive is subject to any excise tax due to characterization of any amounts payable under subsection 7.5(a) as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Executive may elect, in Executive's sole discretion, to reduce the amounts payable under subsection 7.5(a) in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

               (c) Change of Control. A Change of Control is defined as any one of the following occurrences:

                    (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Whistler and/or Company under an employee benefit plan of Whistler and/or Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Whistler and/or Company representing more than 50% of (A) the outstanding shares of common stock of Whistler and/or Company or (B) the combined voting power of Whistler and/or Company's then-outstanding securities; or

                    (ii) The sale or disposition of all or substantially all of Whistler and/or Company's assets (or any transaction having similar effect is consummated); or

                    (iii) Whistler and/or Company is party to a merger or consolidation that results in the holders of voting securities of Whistler and/or Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Whistler and/or Company or such surviving entity outstanding immediately after such merger or consolidation.

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          7.6 Termination of Employment Upon Non-renewal. In the event either party decides not to renew this Agreement for a subsequent one-year term in accordance with subsection 3.2 above, the Agreement will expire, Executive's employment with Company will terminate and Executive will be entitled to the Standard Entitlements for the balance of the current term. In addition, if Company is the party that gives notice of nonrenewal then Executive shall receive a severance payment equivalent to six (6) months of Executive's Base Salary then in effect on the date of termination, payable in accordance with the Company's regular payroll cycle, provided that Executive complies with all of the conditions in subsection 7.2 above. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to the Severance Package described in subsection 7.2 above.

     8. No Conflict of Interest. During the term of Executive's employment with Company and during any period Executive is receiving payments from Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive's employment with Company, as may be determined by the Board of Directors in its sole discretion. If the Board of Directors believes such a conflict exists during the term of this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or resign employment with Company. If the Board of Directors believes such a conflict exists during any period in which Executive is receiving payments pursuant to this Agreement, the Board of Directors may ask Executive to choose to discontinue the other work or forfeit the remaining severance payments. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company's prior written consent, during the term of Executive's employment and during any period in which Executive is receiving payments from Company pursuant to this Agreement.

     9. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company's Employee Innovations and Proprietary Rights Assignment Agreement, which is attached as Exhibit A to this Agreement and incorporated herein by reference.

     10. Non-Solicitation.

          10.1 Nonsolicitation of Customers. Executive acknowledges that information about Company's customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's relationship with any of its customers by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

          10.2 Nonsolicitation of Company's Employees. Executive agrees that during the term of this Agreement and for a period of one (1) year after the termination of this Agreement, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company's business by soliciting, encouraging or attempting to hire any of Company's employees or causing others to solicit or encourage any of Company's employees to discontinue their employment with Company.

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     11. Injunctive Relief. Executive acknowledges that Executive's breach of the covenants contained in sections 8-10 (collectively "Covenants") would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

     12. General Provisions.

          12.1 Guarantee. After securing and delivering to Company the minimum of an aggregate of $500,000 in outside equity financing within the 90 day period set forth in Section 5.1 of that certain Stock Purchase Agreement, of even date herewith, by and among Whistler, Inc., a Delaware corporation ("Whistler"), Company and all of Company's stockholders, Whistler shall, for the Initial Term, cause its wholly owned subsidiary, Company, to fulfill and honor in all respects the payment obligations of Company under this Agreement.

          12.2 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive's rights or obligations under this Agreement.

          12.3 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

          12.4 Attorneys' Fees. Each side will bear its own attorneys' fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys' fees to the prevailing party.

          12.5 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

          12.6 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

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          12.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California. Each party consents to the jurisdiction and venue of the state or federal courts in Sacramento County, California, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.

          12.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c ) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.

          12.9 Survival. Sections 8 ("No Conflict of Interest"), 9 ("Confidentiality and Proprietary Rights"), 10 ("Non-Solicitation"), 11 ("Injunctive Relief"), 12 ("General Provisions") and 13 ("Entire Agreement") of this Agreement shall survive Executive's employment by Company.

     13. Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Board of Directors of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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                            [SIGNATURE PAGES FOLLOW]



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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY
UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.


                                            SHIRLEY MORGAN


Dated:
       -----------------------------        ------------------------------------
                                            11365 Quartz Drive, #52
                                            Auburn, CA 95602



                                            AMERICAN ENERGY POWER SYSTEMS INC.


Dated:                                      By:
       -----------------------------        ------------------------------------
                                            Charles Schembra
                                            President

                                            10388 Rockingham Drive
                                            Sacramento, CA  95827





             ***SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT***

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                                    EXHIBIT A

        EMPLOYEE INNOVATIONS AND PROPRIETARY RIGHTS ASSIGNMENT AGREEMENT

                                   [attached]